Exhibit 99.1
Contacts:         For news media – George Biechler, 610-774-5997
For financial analysts – Tim Paukovits, 610-774-4124

PPL Corporation Reports Strong Quarterly Earnings,
Increases 2007 and 2010 Earnings Forecasts

•	Quarterly reported earnings per share up 45 percent, including benefit of two special items

•	Quarterly ongoing earnings per share up 24 percent, on higher energy supply margins and improved energy marketing results

•	Company initiates earnings forecast for 2008

ALLENTOWN, Pa. (Oct. 31, 2007) ― PPL Corporation (NYSE: PPL) on Wednesday (10/31) reported third-quarter earnings of $0.84 per share, 45 percent higher than the $0.58 per share earned in the third quarter a year ago.

PPL also increased its existing 2007 forecast of earnings from ongoing operations to $2.50 to $2.60 per share from $2.40 to $2.50 per share. With this revised forecast of earnings from ongoing operations, the company’s 2007 forecast of reported earnings is now $2.75 to $2.85 per share, including special items recorded through Sept. 30, 2007.

The company also initiated a 2008 earnings forecast of $2.35 to $2.45 per share, as continued growth in energy margins in its unregulated supply business segment and increased revenues in its regulated Pennsylvania delivery segment are expected to substantially offset the loss of earnings from expiring synfuel tax credits and divested Latin American operations. PPL also raised its existing 2010 earnings forecast to a range of $4.00 to $4.60 per share from $3.50 per share, primarily as a result of higher observed energy and capacity prices in the competitive market for 2010.

Driving the company’s strong third-quarter performance were higher realized wholesale energy margins in PPL’s unregulated supply business and increased profitability in the company’s energy marketing operations. Also contributing to reported earnings in the third quarter were two significant special item credits: a decrease in the income tax rate in the United Kingdom effective April 1, 2008, which benefited PPL’s earnings by reducing the company’s net deferred tax liabilities; and recognition of revenue related to an energy supply contract in Connecticut.

Excluding special items, PPL’s earnings per share from ongoing operations for the third quarter increased by 24 percent to $0.72 per share compared with $0.58 per share in the same period of 2006.

For the first nine months of 2007, PPL’s reported earnings per share increased by 26 percent compared with a year ago. Per share earnings from ongoing operations for the first nine months of 2007 increased by 12 percent compared with a year ago.

“Our continued strong earnings performance reinforces that PPL is strategically positioned to succeed in the competitive wholesale energy markets because of our excellent generation assets, disciplined risk management practices and proven energy marketing program in the Eastern and Western United States,” said James H. Miller, PPL’s chairman, president and chief executive officer.

Miller said the company is continuing to sharpen its focus on core businesses by selling non-strategic assets. In late July, PPL announced that it is pursuing the sale of its natural gas and propane delivery businesses, with completion of the sale expected during the second half of 2008. Earlier this year, PPL completed the sales of its electricity delivery businesses in El Salvador and Bolivia and its telecommunication operations in the U.S. In September, PPL also reached an agreement to sell its Chilean electricity delivery business, with closing expected in early November 2007.

“We have established a business model with two fundamental objectives: sustainable, long-term growth in our core businesses and expansion of those businesses,” Miller said. He said the company continues to implement transition plans related to the 2010 expiration of generation rate caps in its Pennsylvania electricity delivery company. These plans include a variety of rate mitigation, educational and energy conservation programs, consistent with a number of initiatives being developed by the administration and the Legislature in Pennsylvania, to help customers transition to market rates.

Third-Quarter Reported and Ongoing Earnings Details

PPL’s reported earnings in the most recent quarter included net special item credits of $0.12 per share. Total special item credits were $0.24 per share, including a decrease in the income tax rate in the United Kingdom effective April 1, 2008, which benefited earnings by $0.14 per share by reducing PPL’s net deferred tax liabilities; and revenue recognized as part of the recent settlement of an energy supply contract dispute involving PPL’s Wallingford power plant in Connecticut, amounting to $0.09 per share.

Total special item charges were $0.12 per share in the third quarter of 2007, including $0.06 per share resulting from tax adjustments related to the planned sale of PPL’s natural gas distribution and propane businesses; and $0.03 per share resulting from an impairment in the value of certain electricity transmission rights owned by PPL in Maine. In the third quarter of 2006, there was no net earnings impact due to special items.

Excluding these and other special items, PPL’s earnings from ongoing operations for the third quarter of 2007 were $0.72 per share, a 24 percent increase compared with $0.58 per share in earnings from ongoing operations a year ago. This increase was primarily due to higher wholesale energy margins in the Eastern and Western U.S. The higher margins were driven by higher wholesale prices compared with a year ago, realized gains from new full-requirements supply contracts and increased generation output from PPL’s power plants.

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes special items. Special items include charges or credits that are unusual or non-recurring as well as the mark-to-market impact of energy-related, non-trading economic hedges.

(Dollars in millions, except for per share amounts)

	3rd Quarter
	2007	2006	% Change
Reported Earnings	$322	$226	+42%
Reported Earnings per Share	$0.84	$0.58	+45%
Earnings from Ongoing Operations	$276	$225	+23%
Per Share Earnings from Ongoing Operations	$0.72	$0.58	+24%

(See the tables at the end of the news release for details as to the reconciliation of reported earnings versus earnings from ongoing operations.)

Nine-Month Reported and Ongoing Earnings Details

For the first nine months of 2007, PPL’s reported earnings were $2.25 per share, a 26 percent increase from $1.78 per share in the same period of 2006. The reported earnings for the 2007 period included net special item credits of $0.25 per share. A $0.14 per share credit resulted from the decrease of the income tax rate in the U.K. effective April 1, 2008, which benefited earnings by reducing PPL’s net deferred tax liabilities; and a $0.09 per share credit resulted from the revenue recognized as part of an energy supply contract settlement in Connecticut. In addition, the current nine-month period included a special item net credit of $0.12 per share from the sale of PPL’s electricity distribution businesses in Latin America and a $0.05 per share special item credit for the mark-to-market impact of energy-related, non-trading economic hedges.

In addition to the special item charges of $0.06 per share resulting from tax adjustments related to the planned sale of PPL’s natural gas distribution and propane businesses and $0.03 per share resulting from the impairment of PPL’s transmission rights in Maine, PPL also incurred a special item charge of $0.06 per share for the sale of its telecommunication operations in the U.S. The same period of 2006 reflected net special item charges of $0.01 per share.

Excluding these and other special items, PPL’s earnings from ongoing operations for the first nine months of 2007 were $2.00 per share, a 12 percent increase from $1.79 per share a year ago. This increase was primarily due to higher wholesale energy margins in the Eastern U.S. driven by higher wholesale prices compared with a year ago, realized gains from new and existing full-requirements supply contracts and increased generation output from PPL’s power plants. Also positively affecting the nine-month results was a U.S. income tax benefit recorded by PPL’s international delivery business segment in the second quarter of 2007.

Third-Quarter and Nine-Month Earnings by Business Segment

per share	3rd Quarter		Year to Date
	2007	2006	2007	2006

Earnings from ongoing operations

Supply	$0.50	$0.34	$1.12	$0.91
Pennsylvania Delivery	0.09	0.09	0.31	0.31
International Delivery	0.13	0.15	0.57	0.57
Total	$0.72	$0.58	$2.00	$1.79

Special Items

Supply	$0.03	$(0.03)	$0.05	$(0.04)
Pennsylvania Delivery	(0.06)	0.03	(0.06)	0.03
International Delivery	0.15	-	0.26	-
Total	$0.12	$-	$0.25	$(0.01)

Reported earnings

Supply	$0.53	$0.31	$1.17	$0.87
Pennsylvania Delivery	0.03	0.12	0.25	0.34
International Delivery	0.28	0.15	0.83	0.57
Total	$0.84	$0.58	$2.25	$1.78

(For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment in the third quarter of 2007 increased by 47 percent compared with a year ago. This increase primarily resulted from higher wholesale energy margins in the Eastern and Western U.S. driven by higher wholesale prices compared with a year ago, higher total margins from new and existing full-requirements supply contracts, increased generation output from PPL’s power plants, and improved energy marketing activities.

Per share earnings from ongoing operations for PPL’s supply business segment during the first nine months of 2007 increased by 23 percent compared with a year ago. This increase was primarily due to higher wholesale energy margins in the Eastern and Western U.S., primarily driven by the same factors as in the third quarter of 2007 and by higher synfuel earnings. These benefits were partially offset by higher outage costs at PPL’s fossil and nuclear power plants and higher financing costs.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in the third quarter and for the first nine months of 2007 were flat compared with a year ago. Performance in the first nine months of 2007 was positively affected by higher electricity delivery sales due to warmer-than-usual weather, partially offset by higher depreciation.

International Delivery Segment
The quarterly and nine-month results for PPL’s international delivery business segment include regulated electric distribution companies in the United Kingdom and Latin America.

Per share earnings from ongoing operations for PPL’s international delivery business segment in the third quarter of 2007 declined by 13 percent compared with a year ago. This business segment benefited from higher U.K. delivery revenues and a positive currency exchange rate in the U.K. These factors were more than offset by lower operating results in Latin America compared with a year ago, in part due to the divestiture of the Latin American businesses, and higher operation and maintenance expenses in the U.K.

Per share earnings from ongoing operations for PPL’s international delivery business segment during the first nine months of 2007 were flat compared with a year ago. Factors affecting this business segment’s performance in the first nine months of 2007 were higher local taxes and higher operation and maintenance expenses in the U.K. and a U.S. income tax benefit realized in the second quarter of 2007. In addition, last year’s results benefited from higher income realized from the ongoing liquidation of certain non-core businesses in the U.K.

2007 Forecast of Business Segment Earnings from Ongoing Operations

Earnings from Ongoing Operations (per share)	2007 (forecast)		2006 (actual)
	Low	High

Supply	$1.40	$1.45	$1.18
Pennsylvania Delivery	0.39	0.41	0.38
International Delivery	0.71	0.74	0.69
Total	$2.50	$2.60	$2.25

Supply Segment
PPL projects significantly higher earnings in its supply business segment in 2007 compared with 2006, driven by higher wholesale energy margins. A significant portion of these increased energy margins was recognized in the third quarter of 2007 from the replacement of expiring supply obligations with new higher-value wholesale energy contracts and growth in energy marketing results. These same factors are expected to drive margin growth into 2008.

In addition, the company now expects slightly higher base load power plant output in 2007, due primarily to enhanced performance by PPL’s coal-fired power plants in the Eastern and Western U.S., despite the retirement of the two small coal-fired units in Pennsylvania that occurred in September and other planned power plant outages. The 2007 earnings forecast also includes $0.11 per share in synfuel earnings, which have been substantially realized through the third quarter of 2007.

Pennsylvania Delivery Segment
PPL expects the Pennsylvania delivery business segment to have slightly higher earnings in 2007, with higher sales as a result of warmer-than-usual weather and modest load growth being partially offset by increased operation and maintenance expenses.

International Delivery Segment
PPL projects higher earnings from its international delivery business segment in 2007 compared with 2006, driven primarily by favorable currency exchange rates and higher delivery revenue in the U.K. and U.S. tax benefits recorded in the second quarter of 2007. These benefits are expected to be partially offset by increased operation and maintenance expenses in the U.K. In addition, gains from the sale or liquidation of non-electricity delivery businesses in the U.K. are not expected at the same level in 2007 as occurred in 2006.

2008 Earnings Forecast

The company’s 2008 forecasted earnings of $2.35 to $2.45 per share reflect the loss of $0.11 per share of synfuel earnings and a $0.04 per share increase in coal expense as a result of the expiration of synfuel tax credits at the end of 2007, and a net loss of $0.05 per share as a result of the divestiture of Latin American operations in 2007. In addition, 2007 earnings included a U.S. tax benefit of $0.08 per share, which is not likely to recur at similar levels. PPL expects to partially offset these reductions through higher-valued wholesale energy contracts, higher baseload generation, and increased revenues from its Pennsylvania delivery business segment as a result of PPL Electric Utilities’ pending settlement of its 2007 distribution base rate filing.

Revised 2010 Earnings Forecast

At the end of 2009, the full-requirements supply contract between PPL EnergyPlus and PPL Electric Utilities will expire. As a result of higher forward energy prices seen in the competitive marketplace and the 2010 capacity prices set in PJM Interconnection’s October 2007 auction, PPL Supply expects a significant improvement in energy margins in 2010. Accordingly, PPL also announced an increase in its 2010 earnings forecast to a range of $4.00 to $4.60 per share from $3.50 per share.

The higher energy margins that drive the increased 2010 earnings forecast are based on the following key assumptions:

•	Higher wholesale prices as observed in competitive markets;

•	Higher capacity prices in PJM based on the October 2007 auction results;

•	Increased marketing and trading activities;

•	Continued strong power plant performance;

•	Increased nuclear output through the previously announced planned power uprates;

•	The completion of PPL’s previously announced scrubber construction project on schedule and on budget;

•	Increased fuel expenses; and

•	Higher costs of environmental compliance.

This forecast does not depend upon new assets being added to the company’s portfolio and assumes PPL Electric Utilities’ ability to fully recover its market-based energy costs as provided under Pennsylvania law.

Credit and Cash Flow Profiles

Miller said that the company’s strong credit profile, coupled with the cash proceeds from the sale of its Latin American businesses and domestic telecommunication operations, has allowed  PPL to substantially complete its previously announced $750 million stock repurchase program. He said 14.9 million shares of PPL’s common stock have been repurchased for $712 million. He also said the company’s current business plan reflects additional common stock repurchases beginning in 2009, assuming the absence of other opportunities to enhance shareowner value at that time through business growth investments. “PPL’s improving credit and cash flow profiles provide a strong base for future investment,” Miller said.

Dividend Growth Rate

Miller said he views dividend growth as an integral component of shareowner return and expects PPL to continue its recent trend of strong stock dividend increases. The company increased the annualized dividend rate on its common stock from $1.10 to $1.22 per share, effective with the April 1, 2007, dividend payment.

PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

###
(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Conference Call and Webcast

PPL invites interested parties to listen to the live webcast of management’s teleconference with financial analysts about third-quarter 2007 financial results at 9 a.m. EDT Wednesday, Oct. 31. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 719-325-4840.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	Sept. 30, 2007	Dec. 31, 2006

Assets
Cash and cash equivalents	$439	$794
Assets held for sale	979	0
Other current assets	2,539	2,836
Investments	612	564
Property, plant and equipment
Electric plant	19,562	19,395
Gas and oil plant	66	373
Other property	191	311

	19,819	20,079
Less: accumulated depreciation	7,696	8,010

	12,123	12,069
Recoverable transition costs	654	884
Goodwill and other acquired intangibles	1,276	1,521
Regulatory and other noncurrent assets	1,203	1,079

Total assets	$19,825	$19,747

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$662	$1,149
Liabilities held for sale and related minority interest	394	0
Other current liabilities	1,968	2,199
Long-term debt (less current portion)	7,171	6,728
Deferred income taxes and investment tax credits	2,059	2,331
Other noncurrent liabilities	2,084	1,857
Minority interest	26	60
Preferred securities of a subsidiary	301	301
Earnings reinvested	3,144	2,626
Common stock and capital in excess of par value	2,307	2,814
Accumulated other comprehensive loss	(291)	(318)

Total liabilities and equity	$19,825	$19,747

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,
	2007(a)	2006(a)(b)	2007(a)	2006(a)(b)
Operating Revenues
Utility	$1,016	$972	$3,074	$2,892
Unregulated retail electric	28	23	73	68
Wholesale energy marketing	516	446	1,144	1,164
Net energy trading margins	10	15	23	26
Energy-related businesses	193	133	563	454
	1,763	1,589	4,877	4,604

Operating Expenses
Fuel and energy purchases	481	520	1,226	1,326
Other operation and maintenance	324	299	996	914
Amortization of recoverable transition costs	78	75	229	210
Depreciation	108	105	334	308
Taxes, other than income	73	74	223	213
Energy-related businesses	178	156	581	453
	1,242	1,229	3,589	3,424
Operating Income	521	360	1,288	1,180
Other Income – net	23	19	71	55
Interest Expense	117	114	357	338
Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Securities of a Subsidiary	427	265	1,002	897
Income Taxes	88	44	188	214
Minority Interest	1	1	2	2
Dividends on Preferred Securities of a Subsidiary	5	5	14	10
Income from Continuing Operations	333	215	798	671
Income (Loss) from Discontinued Operations
(net of income taxes)	(11)	11	72	16
Net Income	$322	$226	$870	$687

Earnings per share of common stock – basic
Earnings from ongoing operations	$0.73	$0.59	$2.03	$1.82
Special items	0.12	0.00	0.24	(0.01)

Net Income	$0.85	$0.59	$2.27	$1.81

Earnings per share of common stock – diluted
Earnings from ongoing operations	$0.72	$0.58	$2.00	$1.79
Special Items	0.12	0.00	0.25	(0.01)

Net Income	$0.84	$0.58	$2.25	$1.78

Average shares outstanding (thousands)
Basic	379,896	380,806	383,036	380,269
Diluted	384,575	387,602	387,658	386,273

(a)
Earnings in the 2007 and 2006 periods were impacted by several special items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these special items.

(b)	Certain amounts from 2006 have been reclassified to conform to the current year presentation, including the reclassification of Latin American and Gas Utilities accounts to Discontinued Operations.

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)
	9 Months Ended Sept. 30,
	2007	2006
Cash Flows from Operating Activities

Net income	$870	$687
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	345	326
Amortizations - recoverable transition costs and other	327	234
Pre-tax gain from the sale of the El Salvadoran business	(94)	0
Pre-tax loss from the sale of interest in the Griffith plant	0	40
Deferred income taxes and investment tax credits	(95)	(81)
Pension and other postretirement benefits	31	(28)
Impairment of assets	97	0
Unrealized gains on derivatives and other hedging activities	(68)	(2)
Changes in working capital	(31)	62
Other	(130)	20
Net cash provided by operating activities	1,252	1,258

Cash Flows from Investing Activities

Expenditures for property, plant and equipment	(1,121)	(859)
Proceeds from the sale of the El Salvadoran and Bolivian businesses	191	0
Proceeds from the sale of telecommunication operations	47	0
Net sales (purchases) of emission allowances	62	(26)
Net sales (purchases) of short-term investments	58	(60)
Proceeds from the sale of interest in the Griffith plant	0	115
Other investing activities	(34)	12
Net cash used in investing activities	(797)	(818)

Cash Flows from Financing Activities

Net (retirements) issuances of long-term debt	(49)	43
Repurchase of common stock	(565)	0
Payment of common stock dividends	(343)	(304)
Net increase (decrease) in short-term debt	150	(172)
Issuance of preference stock, net of issuance costs	0	245
Other financing activities	8	(8)
Net cash used in financing activities	(799)	(196)

Effect of Exchange Rates on Cash and Cash Equivalents	2	1

Net (Decrease) Increase in Cash and Cash Equivalents	(342)	245
Cash and cash equivalents at beginning of period	794	555
Cash and cash equivalents included in assets held for sale	(13)	0
Cash and cash equivalents at end of period	$439	$800

Key Indicators

Financial
	12 Months Ended Sept. 30, 2007	12 Months Ended Sept. 30, 2006

Dividends declared per share	$1.19	$1.075
Book value per share (a)	$13.75	$13.34
Market price per share (a)	$46.30	$32.90
Dividend yield (a)	2.6%	3.3%
Dividend payout ratio (b)	44%	48%
Dividend payout ratio - earnings from ongoing operations (b)(c)	48%	47%
Price/earnings ratio (a)(b)	17.1	14.6
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	18.8	14.2
Return on average common equity	20.09%	18.60%
Return on average common equity - earnings from ongoing operations (c)	18.30%	18.75%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

3rd Quarter 2007	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$193	$32	$51	$276	$0.50	$0.09	$0.13	$0.72
Special Items
MTM adj's from energy-related,
non-trading economic hedges	(6)			(6)	(0.02)			(0.02)
Divestiture of Latin American businesses			3	3			0.01	0.01
Sale of telecommunication operations	(3)			(3)	(0.01)			(0.01)
Sale of gas and propane operations		(23)		(23)		(0.06)		(0.06)
Settlement of Wallingford cost-based rates	33			33	0.09			0.09
Impairment of certain transmission rights	(12)			(12)	(0.03)			(0.03)
Change in U.K. tax rate			54	54			0.14	0.14
Total special items	12	(23)	57	46	0.03	(0.06)	0.15	0.12
Reported earnings	$205	$9	$108	$322	$0.53	$0.03	$0.28	$0.84

Year-to-Date Sept. 30, 2007	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$437	$120	$219	$776	$1.12	$0.31	$0.57	$2.00
Special Items
MTM adj's from energy-related,
non-trading economic hedges	20			20	0.05			0.05
PJM billing dispute (Q1, '07)	(1)			(1)
Divestiture of Latin American businesses
(Q1, '07; Q2, '07; Q3, '07)			46	46			0.12	0.12
Sale of telecommunication operations
(Q1, '07; Q2, '07; Q3, '07)	(23)			(23)	(0.06)			(0.06)
Sale of gas and propane operations (Q3, '07)		(23)		(23)		(0.06)		(0.06)
Settlement of Wallingford cost-based
rates (Q3, '07)	33			33	0.09			0.09
Impairment of certain transmission rights (Q3, '07)	(12)			(12)	(0.03)			(0.03)
Change in U.K. tax rate (Q3, '07)			54	54			0.14	0.14
Total special items	17	(23)	100	94	0.05	(0.06)	0.26	0.25
Reported earnings	$454	$97	$319	$870	$1.17	$0.25	$0.83	$2.25

12 Months Ended Sept. 30, 2007	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$536	$150	$268	$954	$1.38	$0.39	$0.69	$2.46
Special Items
MTM adj's from energy-related,
non-tradingeconomic hedges	23			23	0.06			0.06
PJM billing dispute (Q4, '06; Q1, '07)	(18)	20		2	(0.04)	0.05		0.01
Sale of interest in Griffith (Q4, '06)	1			1
Susquehanna workforce reduction (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Impairment of nuclear decom. trust
investments (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Divestiture of Latin American businesses
(Q1, '07; Q2, '07; Q3, '07)			46	46			0.12	0.12
Sale of telecommunication operations
(Q1, '07; Q2, '07; Q3, '07)	(23)			(23)	(0.06)			(0.06)
Sale of gas and propane operations (Q3, '07)		(23)		(23)		(0.06)		(0.06)
Settlement of Wallingford cost-based
rates (Q3, '07)	33			33	0.09			0.09
Impairment of certain transmission rights (Q3, '07)	(12)			(12)	(0.03)			(0.03)
Change in U.K. tax rate (Q3, '07)			54	54			0.14	0.14
Total special items	(2)	(3)	100	95		(0.01)	0.26	0.25
Reported earnings	$534	$147	$368	$1,049	$1.38	$0.38	$0.95	$2.71

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)
3rd Quarter 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$133	$33	$59	$225	$0.34	$0.09	$0.15	$0.58
Special Items
MTM adj's from energy-related, non-
trading economic hedges	(13)			(13)	(0.03)			(0.03)
Write-off of Hurricane Isabel regulatory
asset		(7)		(7)		(0.02)		(0.02)
Realization of benefits related to Black
Lung Trust assets		21		21		0.05		0.05
Total special items	(13)	14		1	(0.03)	0.03
Reported earnings	$120	$47	$59	$226	$0.31	$0.12	$0.15	$0.58

Year-to-Date Sept. 30, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$357	$117	$218	$692	$0.91	$0.31	$0.57	$1.79
Special Items
MTM adj's from energy-related, non-
trading economic hedges	(14)			(14)	(0.03)			(0.03)
Off-site remediation of ash basin leak (Q1,
'06; Q2, '06)	6			6	0.02			0.02
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of interest in Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Write-off of Hurricane Isabel regulatory
asset (Q3, '06)		(7)		(7)		(0.02)		(0.02)
Realization of benefits related to Black
Lung Trust assets (Q3, '06)		21		21		0.05		0.05
Total special items	(20)	14	1	(5)	(0.04)	0.03		(0.01)
Reported earnings	$337	$131	$219	$687	$0.87	$0.34	$0.57	$1.78

12 Months Ended Sept. 30, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$446	$165	$282	$893	$1.14	$0.44	$0.73	$2.31
Special Items
MTM adj's from energy-related, non-
trading economic hedges	(14)			(14)	(0.03)			(0.03)
Off-site remediation of ash basin leak
(Q4, '05; Q1, '06; Q2, '06)	(2)			(2)
Conditional asset retirement obligation
(Q4, '05)	(8)			(8)	(0.02)			(0.02)
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of interest in Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Write-off of Hurricane Isabel regulatory
asset (Q3, '06)		(7)		(7)		(0.02)		(0.02)
Realization of benefits related to Black
Lung Trust assets (Q3, '06)		21		21		0.05		0.05
Total special items	(36)	14	1	(21)	(0.08)	0.03		(0.05)
Reported earnings	$410	$179	$283	$872	$1.06	$0.47	$0.73	$2.26

Operating – Domestic & International Electricity Sales

(millions of kwh)
	3 Months Ended Sept. 30				9 Months Ended Sept. 30

	2007	2006	Percent Change		2007	2006	Percent Change

Domestic Retail
Delivered (a)	9,699	9,735	(0.4%	)	28,880	28,076	2.9%
Supplied	10,249	10,275	(0.3%	)	30,486	29,700	2.6%

International Delivered
United Kingdom	6,326	6,345	(0.3%	)	20,891	21,774	(4.1%	)
Chile	703	666	5.6%		2,241	2,102	6.6%
El Salvador and Bolivia (c)	82	450	(81.8%	)	989	1,322	(25.2%	)

Domestic Wholesale
East	6,826	5,145	32.7%		15,637	15,013	4.2%
West
NorthWestern Energy	569	850	(33.1%	)	2,238	2,518	(11.1%	)
Other West (b)	3,251	2,251	44.4%		8,696	7,684	13.2%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)	PPL’s businesses in El Salvador and Bolivia were sold on May 24, 2007, and July 12, 2007, respectively, and electricity deliveries were made to the dates of sale.

“Earnings from ongoing operations” excludes the impact of special items. Special items include charges, credits or gains that are unusual or non-recurring and the mark-to-market impact of energy-related, non-trading economic hedges. The mark-to-market impact of these hedges is economically neutral to the company in that offsetting gains or losses on underlying accrual positions will be recognized as energy is delivered over the terms of the contracts. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins, sales and supply, marketing performance, growth, revenues, expenses, rates, regulation, cash flows, credit profile, financing, dividends, business disposition, corporate strategy, capital additions, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on the phase-out of synthetic fuel tax credits and synthetic fuel operations; weather conditions affecting generation production, customer energy usage and operating costs; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity, including access to capital markets and credit facilities of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operation and availability of existing generation facilities and operating costs; transmission and distribution system conditions and operating costs; current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; significant delays in the planned installation of pollution control equipment at certain coal-fired generating units in Pennsylvania due to weather conditions, contractor performance or other reasons; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business; any impact of hurricanes or other severe weather on PPL and its subsidiaries, including any impact on fuel prices; receipt of necessary governmental permits, approvals and rate relief; new state, federal or foreign legislation, including new tax legislation; state, federal and foreign regulatory developments; any impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries and the energy industry; capital markets conditions, including changes in interest rates, and decisions regarding capital structure; stock price performance of PPL Corporation; the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans; securities and credit ratings; disposition proceeds; foreign currency exchange rates; the outcome of litigation against PPL Corporation and its subsidiaries; potential effects of threatened or actual terrorism or war or other hostilities; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors:  Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.